Period Ended June 30, 2004

John Hancock Capital Series

John Hancock Core Equity Fund Series - 3
NAV per share - Class C $ 24.47
NAV per share - Class I $ 26.14

John Hancock U.S. Global Leaders Growth Fund Series - 4
NAV per share - Class C$ 26.40
NAV per share - Class I $ 27.04
NAV per share - Class R $ 26.73

John Hancock Classic Value Fund Series - 5
NAV per share - Class C $ 21.36
NAV per share - Class I $21.55
NAV per share - Class R $ 21.43

John Hancock Large Cap Select Fund Series - 6
NAV per share - Class C $18.27
NAV per share - Class I $18.44
NAV per share - Class R $18.31